Exhibit 1

AMENDMENT NO. 1 (this Amendment) dated as of April 28, 2006 to the Stock Purchase Agreement (the SPA) dated as of January 28, 2005, by and between KPN Telecom B.V., a limited liability company organized under the laws of The Netherlands (Seller) and Corcyra d.o.o., organized under the laws of Croatia (Purchaser).

WHEREAS:

The parties wish to amend certain terms of the SPA.

Now, therefore, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the SPA.

2.	PURCHASE AND SALE OF SHARES.

2.1	Special Purchase. Subject to the terms and conditions of this Amendment, and notwithstanding anything to the contrary in the SPA, on April 28, 2006 (the Special Closing Date) Seller shall sell and Purchaser shall purchase 434,783 Shares (the Special Purchase Shares) for US$ 1,500,000.00, subject to adjustment if the average closing price of a Share on the Nasdaq Capital Market (as reported by The Wall Street Journal) for the 60 trading days ending on the second Business Day prior to the Special Closing Date exceeds $3.45 (the Special Closing Purchase Price).

2.2	Special Closing. On the Special Closing Date:

(a)	Purchaser shall deliver to Seller:

(i)	payment, by wire transfer to the bank account designated by Seller on Exhibit 3 to this Amendment, immediately available funds, in U.S. dollars, in an amount equal to the Special Closing Purchase Price;

(ii)	the officer’s certificate referred to in Section 7.2(c) of the SPA; and

(iii)	an executed copy of the amendment to the Escrow Agreement in the form attached hereto as Exhibit 2 to this Amendment.

(b)	Seller shall deliver to Purchaser:

(i)	irrevocable instructions to the Escrow Agent to transfer to Purchaser one or more certificates representing the Special Purchase Shares to be purchased on the Special Closing Date;

(ii)	the officer’s certificate referred to in Section 7.1(c) of the SPA; and

(iii)	an executed copy of the amendment to the Escrow Agreement in the form attached hereto as Exhibit 2 to this Amendment.

2.3	Premium Payments. At the Final Closing, Purchaser shall make the Premium Payments set forth on Exhibit 1 to this Amendment as part of the Final Closing Purchase Price. No Premium Payments shall be due from Purchaser prior to the Final Closing.

2.4	Final Closing.

(a)	Notwithstanding anything to the contrary in the SPA, the number of Final Shares shall be 1,601,405, subject to appropriate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the Company’s capital structure.

(b)	Notwithstanding anything to the contrary in the SPA, at the Final Closing, Seller shall sell and Purchaser shall purchase the Final Shares for the Final Closing Purchase Price (as defined below in this Amendment).

(c)	Notwithstanding anything to the contrary in the SPA, the Final Closing shall take place at 4:00 pm, Central European Time, on December 1, 2006; provided, however, upon 14 days’ prior written notice to Seller, Purchaser may accelerate the Final Closing Date to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2 of the SPA (other than those conditions that by their nature are to be satisfied at the Final Closing). The Final Closing shall occur at such location outside of the United States as the parties may mutually agree.

(d)	At the Final Closing, and notwithstanding anything to the contrary in the SPA:

(i)	Purchaser shall deliver to Seller:

(A)	payment, by wire transfer to the bank account designated by Seller on Exhibit 3 to this Amendment, immediately available funds in U.S. dollars in the amount equal to the sum of (x) the amount listed on Exhibit 1 to this Amendment under the caption “Base Final Closing Purchase Price” that corresponds to the date of the Final Closing as determined in accordance with Section 2.4(c) of this Amendment plus (y) the Additional Payment (as defined below) plus (z) in accordance with Section 2.3 of this Amendment, the Premium Payments due and payable at the Final Closing (the sum of (x), (y) and (z) being the Final Closing Purchase Price); and

(B)	the officer’s certificate referred to in Section 7.2(c) of the SPA.

(ii)	Seller shall irrevocably cause the Escrow Agent to transfer to Purchaser one or more certificates representing the Final Shares to be purchased at the Final Closing.

(iii)	Seller shall deliver to Purchaser the officer’s certificate referred to in Section 7.1(c) of the SPA.

(e)	As used in this Amendment, with respect to any Final Closing Date, the Additional Payment shall mean, if positive, the product of (A) 1,601,405, (B) 0.35 and (C) the difference between (I) the average closing price of a share of Company common stock on the Nasdaq Capital Market (as reported by The Wall Street Journal) for the 60 trading days ending on the second Business

Day prior to the applicable Final Closing Date minus (II) $3.45 (the Additional Payment). The Additional Payment shall be subject to appropriate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the Company’s capital structure.

(f)	If Purchaser shall default in the payment of any amount becoming due hereunder on the Final Closing Date (including without limitation by defaulting on its obligation to purchase the Final Shares), Purchaser shall upon Seller’s demand from time to time pay interest on such amount up to (but not including) the date of actual payment (as well as before judgment) at a rate per annum (computed on the terms of the actual number of days elapsed over a year of 360 days), to the extent permitted by law, equal to the prime rate of interest announced by Citibank N.A. on December 1, 2006 plus 15%. The foregoing shall not limit any rights or remedies that would otherwise be available to Seller. In addition, notwithstanding anything to the contrary in the SPA, if Purchaser shall fail to make any payment pursuant to this Section 2.4(f) when due, Purchaser shall also pay to Seller all of Seller’s costs and expenses (including attorneys’ fees) in connection with Seller’s efforts to collect any such amount that is due to Seller. Purchaser acknowledges that the provisions of this Section 2.4(f) are an integral part of the transactions contemplated hereby and that, without these agreements, Seller would not enter into this Amendment.

3.	RELEASE.

Purchaser on its own behalf, and on behalf of all of its assigns, past, present and future directors, officers, members, employees, affiliates, shareholders, predecessors or successors, parent companies, wholly or partially owned direct or indirect subsidiaries and any other person or company directly or indirectly controlling, controlled by or under direct or indirect common control with Purchaser, hereby releases and discharges Seller and all of its heirs, attorneys, assigns, past, present and future directors, officers, members, employees, affiliates, shareholders, predecessors or successors, parent companies, wholly or partially owned direct or indirect subsidiaries and any other person or company directly or indirectly controlling, controlled by or under direct or indirect common control with Seller (collectively, Seller Affiliates), from those claims, actions, complaints, causes of action, demands or suits, at law or in equity, or other liabilities, known or unknown, including, but not limited to, any claims that were asserted, or could have been asserted, against Seller or any Seller Affiliates, that any of them has had, now has, or hereafter can, shall or may have concerning

(i)	the representations and warranties made to Purchaser in the SPA,

(ii)	disclosure (or any omission thereof) made by Seller in connection with the SPA and the transactions contemplated therein, or

(iii)	liabilities of the Company or its Subsidiaries (whenever arising) that became known or came to Purchaser’s attention after the date of the SPA.

Purchaser hereby waives any claim that any prior act or omission by Seller gives rise to any right for Purchaser to rescind or terminate the SPA.

4.	COVENANT.

Until Final Closing, Purchaser shall use its best efforts to cause Company to deliver to Seller, promptly upon their becoming available, copies of all financial statements, proxy statements and reports as the

Company shall send or make available to its public security holders generally, all registration statements and regular periodic reports that the Company files with the United States Securities and Exchange Commission, the Nasdaq Capital Market or any other securities regulatory agency or exchange, and all press releases made available generally to the public, all of the foregoing to be delivered to Seller by mail in accordance with the notice provisions of Section 10 of the SPA, as amended by Section 6 hereto, or sent by email to Messrs. Cees Boogaerdt (cees.boogaerdt@kpn.com) and Michiel Roovers (michiel.roovers@kpn.com).

5.	TERMINATION.

Section 8 of the SPA is hereby deleted in its entirety and replaced with the following:

The SPA, as amended by this Amendment, may be terminated at any time prior to the Final Closing:

(i)	by written notice from Purchaser to Seller if the conditions specified in Section 7.1 of the SPA with respect to the Final Closing have not been satisfied or waived prior to December 2, 2006, or shall have become incapable of fulfillment;

(ii)	by written notice from Seller to Purchaser if the conditions specified in Section 7.2 of the SPA with respect to the Final Closing have not been satisfied or waived prior to December 2, 2006, or shall have become incapable of fulfillment; or

(iii)	by either party if the other party is in material breach of its obligations under the SPA, as amended by this Amendment.

6.	GENERAL.

Except as amended hereby, the SPA continues to be, and shall remain, in full force and effect in accordance with its terms. The miscellaneous provisions set forth in Section 10 of the SPA are incorporated herein by reference and deemed made a part hereof, mutatis mutandis. Section 10.1 of the SPA is hereby amended for notices to Seller as follows:

If to Seller:

KPN Telecom B.V.

Maanplein 55

2516 CK The Hague

The Netherlands

Attn: Messrs. Cees Boogaerdt and Michiel Roovers

Fax: +31 70 4464302 / +31 70 4460675

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

CORCYRA d.o.o.

By:	/s/ SHALOM ATIA
Name:	Shalom Atia
Title:	Sole Officer, Director

KPN TELECOM B.V.

By:	KONINKLIJKE KPN N.V., its sole Director

	By:	/s/ MICHIEL ROOVERS
	Name:	M. G. Roovers
	Title:	Legal Counsel

EXHIBIT 1

Final Closing Purchase Price in US Dollars*

Final Closing Date	Base Final Closing Purchase Price	Premium	Final Closing Purchase Price
May 31, 2006	$5,630,457	$28,560	$5,659,017
June 30, 2006	$5,659,017	$28,560	$5,687,577
July 31, 2006	$5,687,577	$28,560	$5,716,137
August 31, 2006	$5,716,137	$28,560	$5,744,697
September 30, 2006	$5,744,697	$28,560	$5,773,257
October 31, 2006	$5,773,257	$28,560	$5,801,817
December 1, 2006	$5,801,817	$28,560	$5,830,377

*	In addition to the amounts listed on this Exhibit 1, the Final Closing Purchase Price will include the Additional Payment calculated in accordance with Section 2.4(e) of the Amendment.

EXHIBIT 2

Escrow Agreement Amendment

AMENDMENT NO. 1 (this Escrow Amendment) dated as of April 28, 2006 to the Escrow Agreement (the Escrow Agreement) dated as of January 28, 2005, by and among KPN Telecom B.V., a limited liability company organized under the laws of The Netherlands (Seller), Corcyra d.o.o., a company organized under the laws of Croatia (Purchaser), and JPMorgan Chase Bank N.A., a bank organized under the laws of the State of New York (Escrow Agent).

WHEREAS, Seller and Purchaser have entered into an amendment (the Amended Purchase Agreement) dated as of the date hereof to the Stock Purchase Agreement (the Purchase Agreement) dated as of January 28, 2005, by and between Seller and Purchaser, pursuant to which Seller and Purchaser have amended the terms upon which Purchaser has agreed to purchase and Seller has agreed to sell the 2,036,188 shares of Company common stock deposited with the Escrow Agent pursuant to the Escrow Agreement (the “Escrowed Shares”). A copy of the Amended Purchase Agreement has been delivered to the Escrow Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Amended Purchase Agreement.

WHEREAS, pursuant to the Amended Purchase Agreement, Seller has agreed to sell and Purchaser has agreed to purchase 434,783 of the Escrowed Shares at the Special Closing for the Special Closing Purchase Price.

WHEREAS, pursuant to the Amended Purchase Agreement, Seller has agreed to sell and Purchaser has agreed to purchase 1,601,405 of the Escrowed Shares at the Final Closing for the Final Closing Purchase Price.

WHEREAS, in connection with the foregoing, the parties wish to amend certain terms of the Escrow Agreement.

Now, therefore, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	RELEASE OF ESCROWED SHARES

(a)	Notwithstanding anything to the contrary in the Escrow Agreement, on the Special Closing Date, upon Purchaser’s payment of the Special Closing Purchase Price pursuant to the terms of the Amended Purchase Agreement, and upon satisfaction (or waiver by Seller) of the closing conditions to Seller’s obligation contained in Section 7.2 of the Purchase Agreement, Seller shall deliver to Purchaser irrevocable instructions (the Instructions) directing Escrow Agent to transfer to Purchaser one or more certificates representing the Special Purchase Shares to be purchased on the Special Closing Date. Upon receipt of the Instructions from Purchaser, Escrow Agent agrees to release the Special Purchase Shares from escrow as soon as practicable after the Special Closing Date, and in accordance therewith, the parties agree to use best efforts to coordinate with the Company’s transfer agent following the Special Closing Date in order to (i) deliver a certificate representing the Special Purchase Shares to Purchaser, and (ii) deposit with the Escrow Agent a certificate representing the Final Shares (hereinafter called the Remaining Escrowed Shares) together with an amended Stock Power executed by Seller in blank with respect to the Remaining Escrowed Shares. Escrow Agent shall return the original Stock Power to Seller.

(b)	Upon Purchaser’s payment of the Final Closing Purchase Price pursuant to the terms of the Amended Purchase Agreement, and upon satisfaction (or waiver by Seller) of the closing conditions to Seller’s obligation contained in Section 7.2 of the Purchase Agreement, Seller shall give notice to Escrow Agent directing Escrow Agent to transfer to Purchaser one or more certificates representing the Remaining Escrowed Shares purchased at the Final Closing in accordance with the Amended Purchase Agreement. Upon the receipt of such notice, Escrow Agent shall deliver the Stock Powers endorsed to Purchaser together with one or more certificates representing the Remaining Escrowed Shares.

(c)	In the event that (a) Purchaser does not timely satisfy the conditions contained in Section 7.2 of the Purchase Agreement or (b) the Amended Purchase Agreement is otherwise terminated pursuant to Section 5 of the Amended Purchase Agreement, then upon notice to such effect from Seller, Escrow Agent shall return the certificates representing the Remaining Escrowed Shares and the Stock Powers to Seller, and the Escrow Agreement and this Escrow Amendment shall terminate. In such event, neither Purchaser nor Seller shall have any claim against the other arising out of the Escrow Agreement and this Escrow Amendment.

2.	NOTICES

Section 5 of the Escrow Agreement is hereby amended for notices to Seller as follows:

If to Seller:

KPN Telecom B.V.

Maanplein 55

2516 CK The Hague

The Netherlands

Fax: +31 70 4464302 / +31 70 4460675

Attn: Messrs. Cees Boogaerdt and Michiel Roovers

3.	TERMINATION

In the event that (a) Purchaser does not timely satisfy the conditions contained in Section 7.2 of the Purchase Agreement or (b) the Purchase Agreement is otherwise terminated pursuant to Section 5 of the Amended Purchase Agreement, then upon notice to such effect from Seller, Escrow Agent shall return the certificates representing the Remaining Escrowed Shares and the amended Stock Powers to Seller, and the Escrow Agreement and this Escrow Agreement shall terminate. In such event, neither Purchaser nor Seller shall have any claim against the other arising out of the Escrow Agreement or this Escrow Amendment.

4.	GENERAL

Except as amended hereby, the Escrow Agreement continues to be, and shall remain, in full force and effect in accordance with its terms. The miscellaneous provisions set forth in Section 7 of the Escrow Agreement are incorporated herein by reference and deemed made a part hereof, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Amendment as of the date and year first above written.

CORCYRA d.o.o.

By:	/s/ SHALOM ATIA
Name:	Shalom Atia
Title:	Sole Officer, Director

KPN TELECOM B.V.

By:	KONINKLIJKE KPN N.V., its sole Director

	By:	/s/ MICHIEL ROOVERS
	Name:	M. G.Roovers
	Title:	Legal Counsel

JPMORGAN CHASE BANK, N.A.

By:	/s/ ROLA TSENG
Name:	Rola Tseng
Title:	Vice President